Exhibit 99.1
Encore Energy Partners LP Announces Fourth Quarter 2008 Results
FORT WORTH, Texas — (BUSINESS WIRE) — February 10, 2009
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) today announced its unaudited fourth quarter 2008 results.
Distribution
On January 26, 2009, the Board of Directors of ENP’s general partner approved a distribution of $16.8 million to be paid on or about February 13, 2009 to holders of record on February 6, 2009. The distribution is based on a distribution rate of $0.50 per unit for the quarter ended December 31, 2008 or $2.00 per unit on an annualized basis. Distributable cash flow is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Summary of Fourth Quarter 2008 Results
The following table highlights certain reported amounts for the fourth quarter of 2008 (Common units and $ in millions, except quarterly distribution):

Three Months Ended
December 31, 2008
Adjusted EBITDAX	$19.3
Net income	$117.3
Net income excluding certain items	$4.5
Distributable cash flow	$15.1
Total distributions to be paid	$16.8
Weighted average diluted common units outstanding	33.0
Oil and natural gas revenues	$24.7
Average daily production volumes (BOE/D)	6,139
Oil as a percentage of total production volumes	71%
Oil and natural gas capital costs	$2.1
Quarterly distribution per unit	$0.50
Adjusted EBITDAX totaled $19.3 million for the fourth quarter of 2008. Adjusted EBITDAX is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
ENP’s net income for the fourth quarter of 2008 was $117.3 million ($3.50 per diluted common unit). The fourth quarter results included a net derivative fair value gain of $118.5 million which comprises a loss of $2.3 million related to derivative premium amortization, a $114.5 million gain related to non-

Encore Energy Partners LP
Fourth Quarter 2008 Results
cash change in derivative fair value related to future periods, and a gain of $6.2 million related to cash settlements. The fourth quarter of 2008 also included a charge of $1.7 million for non-cash compensation expense. Excluding non-cash derivative gain and non-cash compensation expense, net income for the quarter was $4.5 million ($0.11 per diluted common unit). Net income excluding certain items is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.
Jon S. Brumley, Chief Executive Officer and President of ENP’s general partner, stated, “We are very pleased with the performance of our partnership during 2008. Due to our hedging philosophy, we were able to return substantial value to our unitholders through increased distributions during a year which saw record high commodity prices. We were also able to protect our future cash flows through 2011 by hedging a substantial portion of our future production while prices were still very attractive. Already in 2009, we closed on another accretive acquisition of properties from our parent, Encore Acquisition Company, as we continue to improve and grow our long-lived property base. This is something that our protected cash flows and solid balance sheet and liquidity position allows, even in a depressed commodity price environment. As we look to 2009, we expect to distribute a minimum of $0.50 per unit per quarter.”
For the fourth quarter of 2008, the Partnership’s average realized wellhead oil price was $46.75 per Bbl, and the average realized wellhead natural gas price was $6.06 per Mcf. During the fourth quarter of 2008, the Partnership’s oil and natural gas differentials to NYMEX averaged a negative 20 percent ($11.77 per Bbl) and a negative 13 percent ($0.90 per Mcf), respectively. The average NYMEX oil price was $58.52 per Bbl in the fourth quarter of 2008, and the average NYMEX natural gas price was $6.96 per Mcf. These differentials widened from what the Partnership reported in the third quarter of 2008, resulting from greater than anticipated seasonal widening of differentials in the Rockies.
Lease operating expense for the fourth quarter of 2008 was $6.8 million ($12.10 per BOE). Lower natural gas prices during the fourth quarter resulted in lower LOE, including lower electrical rates on the Partnership’s producing properties in West Texas and lower fuel gas cost at ENP’s Elk Basin gas plant.
G&A expense, excluding $1.7 million of non-cash compensation, for the fourth quarter of 2008 was $2.0 million ($3.50 per BOE). This was slightly higher than previously released guidance of $2.60 to $3.10 per BOE due to $0.5 million of legal and consulting fees incurred in connection with the acquisition of properties from Encore Acquisition Company that closed in January 2009.
Depletion, depreciation, and amortization expense for the fourth quarter of 2008 was $10.3 million ($18.25 per BOE), which was higher than previously released guidance of $15.75 to $16.50 per BOE due to a negative reserve revision due to lower commodity prices at December 31, 2008 as compared to December 31, 2007.
Production and Reserves
Average daily production for the fourth quarter of 2008 was 4,371 Bbls of oil per day and 10,606 Mcf of natural gas per day, for a combined 6,139 barrels of oil equivalent per day (“BOE/D”).

Encore Energy Partners LP
Fourth Quarter 2008 Results
ENP’s total proved oil and natural gas reserves as of December 31, 2008 were 26.1 million barrels of oil equivalent, consisting of 16.6 million Bbls of crude oil, condensate, and natural gas liquids and 56.5 billion cubic feet of natural gas. At December 31, 2008, oil reserves represented 64 percent of total proved reserves, and 89 percent of total proved reserves are developed. Based on annualized fourth quarter production for 2008, ENP’s ratio of reserves to production is approximately 11.6 years for total proved reserves and 10.3 years for proved developed reserves.
The Partnership recorded a negative revision to its proved reserves based on the lower prices of oil and natural gas and higher service costs on December 31, 2008 versus December 31, 2007. The SEC currently requires reserve volumes to be calculated using commodity prices and service costs on December 31. The lower commodity prices and higher service costs at December 31, 2008 had the effect of decreasing the economic life of ENP’s oil and natural gas properties. As the price of commodities rebound in the future, a positive reserve adjustment could then be recorded.
The following table summarizes the changes in proved reserves:

MBOE
Reserves at December 31, 2007	20,940
Purchases of minerals-in-place	424
Drop down of properties from EAC	10,658
Extensions and discoveries	358
Revisions	(4,007)
Production	(2,309)

Reserves at December 31, 2008	26,064

ENP’s proved reserve estimates for 100 percent of its properties were prepared by independent petroleum engineers. Reserve replacement was calculated by dividing the sum of reserves extensions, discoveries, improved recovery, and acquisitions by annualized fourth quarter production for 2008.
Operations Update
The Partnership invested $2.1 million in its capital program during the fourth quarter of 2008 completing one gross well (0.5 net).
In December 2008, ENP participated in the drilling of the non-operated Charles Madison North Unit (“CMNU”) D-234X-H well in McKenzie County, North Dakota. This is a new horizontal well targeting the Madison formation. The CMNU D-234X-H well successfully reached total depth in early January and is currently awaiting completion. The Partnership has a 31% interest in the well and expects to invest approximately $1.1 million net to drill and complete this well.
The Partnership closed its previously announced acquisition of oil and natural gas producing properties in the Arkoma Basin and royalty interest properties primarily in Oklahoma, as well as 10,300 unleased mineral acres from Encore Acquisition Company in January 2009. The purchase price was $49 million in cash, less associated acquisition-related hedge premiums of approximately $3 million, resulting in a net purchase price of approximately $46 million.

Encore Energy Partners LP
Fourth Quarter 2008 Results
Liquidity Update
At December 31, 2008, ENP had $150 million outstanding under its revolving credit facility and $90 million of remaining availability. The amount outstanding on the revolving credit facility increased $10 million during the fourth quarter of 2008, as the distribution for the third quarter of 2008 was paid in the fourth quarter, a quarter in which operating cash flow was lower than the previous quarter due to the drop in commodity prices.
First Quarter 2009 Outlook
The Partnership expects the following for the first quarter of 2009:

Average daily production volumes	6,000 to 6,600 BOE/D
Oil and natural gas related capital (Q1 2009)	$2.0 to $3.0 million
Oil and natural gas related capital (Full Year)	$7.0 to $8.5 million
Lease operating expense	$12.00 to $13.00 per BOE
G&A expenses	$3.50 to $4.00 per BOE
Depletion, depreciation, and amortization	$19.00 to $19.50 per BOE
Production, ad valorem, and severance taxes	10% of oil and natural gas revenues
Oil differential	-27% of NYMEX oil price
Natural gas differential	4% of NYMEX natural gas price
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, February 11, 2009 at 7:30 a.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreenp.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 84408918.
A replay of the conference call will be archived and available via ENP’s website at the above web address or by dialing 800-642-1687 and entering conference ID 84408918. The replay will be available through February 26, 2009. International callers can dial 973-935-8270 for the live broadcast or 706-645-9291 for the replay.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin of Wyoming and Montana, the Williston Basin of North Dakota, the Permian Basin of West Texas, and the Arkoma Basin of Arkansas.

Encore Energy Partners LP
Fourth Quarter 2008 Results
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected distributions, the benefits, timing and mix of acquisitions, expected production volumes, expected expenses, expected taxes, expected capital expenditures, expected differentials and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in ENP’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com

Encore Energy Partners LP
Condensed Consolidated Statements of Operations
(in thousands, except per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007 (a)	2008	2007 (a)
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Oil	$18,801	$29,466	$147,579	$85,110
Natural gas	5,911	7,279	34,537	23,720
Marketing	117	1,596	5,324	8,582

Total revenues	24,829	38,341	187,440	117,412

Expenses:
Production:
Lease operations	6,833	6,754	28,655	21,539
Production, ad valorem, and severance taxes	2,514	3,668	18,835	11,664
Depletion, depreciation, and amortization	10,305	9,235	37,704	32,275
Exploration	68	31	181	124
General and administrative	3,680	3,630	12,132	12,204
Marketing	148	1,018	5,466	6,673
Derivative fair value loss (gain)	(118,452)	16,815	(96,880)	26,301
Other operating	299	321	1,325	1,087

Total operating expenses	(94,605)	41,472	7,418	111,867

Operating income (loss)	119,434	(3,131)	180,022	5,545

Other income (expenses):
Interest	(1,653)	(1,021)	(6,969)	(12,702)
Other	7	122	99	196

Total other expenses	(1,646)	(899)	(6,870)	(12,506)

Income (loss) before income taxes	117,788	(4,030)	173,152	(6,961)
Income tax benefit (provision)	(475)	34	(635)	(62)

Net income (loss)	$117,313	$(3,996)	$172,517	$(7,023)

Net income (loss) allocation:
Limited partners’ interest in net income (loss)	$114,342	$(10,960)	$162,869	$(18,617)

General partner’s interest in net income (loss)	$1,840	$(229)	$2,706	$(389)

Net income (loss) per common unit:
Basic	$3.65	$(0.46)	$5.33	$(0.78)
Diluted	$3.50	$(0.46)	$5.21	$(0.78)

Weighted average common units outstanding:
Basic	31,366	23,992	30,568	23,877
Diluted	33,016	23,992	31,938	23,877

(a)	In February 2008, ENP acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities were recorded at EAC’s historical cost and ENP’s historical financial information was recast to include the acquired properties. As a result, the historical financial information of ENP has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

Encore Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	December 31,
	2008	2007 (a)
	(unaudited)
Net income (loss)	$172,517	$(7,023)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	(48,091)	67,234
Changes in operating assets and liabilities	(8,652)	(26,845)

Net cash provided by operating activities	115,774	33,366

Net cash used in investing activities	(18,001)	(376,129)

Financing activities:
Proceeds from issuance of common units, net of issuance costs	—	193,461
Net proceeds from long-term debt	102,310	45,758
Distributions to unitholders	(74,401)	(1,338)
Deemed distributions to affiliates in connection with acquisition of Permian and Williston Basin assets	(125,027)	—
Net contributions from owner	—	104,885
Other	(39)	—

Net cash provided by (used in) financing activities	(97,157)	342,766

Increase in cash and cash equivalents	616	3
Cash and cash equivalents, beginning of period	3	—

Cash and cash equivalents, end of period	$619	$3

Encore Energy Partners LP
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007 (a)
	(unaudited)
Total assets	$559,258	$497,719

Liabilities (excluding long-term debt)	$34,072	$55,206
Long-term debt	150,000	47,500
Partners’ equity	375,186	395,013

Total liabilities and partners’ equity	$559,258	$497,719

Working capital (b)	$70,591	$2,750

(a)	In February 2008, ENP acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and ENP’s historical financial information was recast to include the acquired properties. As a result, the historical financial information of ENP has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

(b)	Working capital is defined as current assets minus current liabilities.

Encore Energy Partners LP
Selected Operating Results
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007 (a)	2008	2007 (a)
Production volumes:
Oil (MBbls)	402	416	1,655	1,436
Natural gas (MMcf)	976	984	3,925	3,418
Combined (MBOE)	565	580	2,309	2,006

Daily production:
Oil (Bbls/D)	4,371	4,517	4,521	4,580
Natural gas (Mcf/D)	10,606	10,700	10,723	9,543
Combined (BOE/D)	6,139	6,301	6,308	6,171

Average realized prices:
Oil (per Bbl)	$46.75	$70.90	$89.19	$59.25
Natural gas (per Mcf)	6.06	7.39	8.80	6.94
Combined (per BOE)	43.75	63.39	78.88	54.25

Average costs per BOE:
Lease operations expense	$12.10	$11.65	$12.41	$10.74
Production, ad valorem, and severance taxes	4.45	6.33	8.16	5.81
Depletion, depreciation, and amortization	18.25	15.93	16.33	16.09
Exploration	0.12	0.05	0.08	0.06
General and administrative	6.52	6.26	5.25	6.08
Derivative fair value loss (gain)	(209.73)	29.01	(41.96)	13.11
Other operating	0.53	0.55	0.57	0.54
Marketing loss (gain)	0.05	(1.00)	0.06	(0.95)

(a)	In February 2008, ENP acquired certain assets in the Permian and Williston Basins from EAC. Because the assets acquired from EAC were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling, whereby the assets and liabilities were recorded at EAC’s historical cost and ENP’s historical financial information was recast to include the acquired properties. As a result, the historical financial information of ENP has been recast to include the historical operating results and related production volumes of the Permian and Williston Basin assets throughout the periods presented.

Encore Energy Partners LP
Derivative Summary as of February 10, 2009
(unaudited)
Oil Derivative Contracts (c), (d)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
2009
	3,130	$110.00	—	$—	—	$—
	—	—	440	97.75	—	—
	—	—	—	—	1,000	68.70

2010
	880	80.00	440	93.80	—	—
	2,000	75.00	1,000	77.23	—	—

2011
	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—
Natural Gas Derivative Contracts (c)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
2009
	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	—	—	—	—
	1,800	6.76	—	—	—	—

2010
	3,800	8.20	3,800	9.58	—	—
	4,698	7.26	—	—	902	6.30

2011
	898	6.76	—	—	902	6.70

2012
	898	6.76	—	—	902	6.66
Interest Rate Swaps

	Notional	Fixed	Floating
Period	Amount	Rate	Rate
	(in thousands)
Feb. 2009 - Jan. 2011	$50,000	3.1610%	1-month LIBOR
Feb. 2009 - Jan. 2011	25,000	2.9650%	1-month LIBOR
Feb. 2009 - Jan. 2011	25,000	2.9613%	1-month LIBOR
Feb. 2009 - Mar. 2012	50,000	2.4200%	1-month LIBOR

(c)	Oil prices represent NYMEX WTI monthly average prices. Natural gas contracts are written at various market indices which may differ substantially from equivalent NYMEX prices.

(d)	From time to time, ENP sells floors with a strike price below the strike price of the purchased floors in order to partially finance the premiums paid on the purchased floors, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with ENP’s other floor contracts. In addition to the floor contracts shown above for 2009, ENP has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

Encore Energy Partners LP
Non-GAAP Financial Measures
(in thousands)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX”, which is a non-GAAP financial measure. The following table provides reconciliations of “Adjusted EBITDAX” to net income and net cash provided by operating activities, ENP’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months	Year
	Ended	Ended
	December 31,	December 31,
	2008	2008
Net income	$117,313	$172,517
Depletion, depreciation, and amortization	10,305	37,704
Non-cash unit-based compensation expense	1,704	5,232
Exploration	68	181
Interest expense and other	1,646	6,870
Income taxes	475	635
Non-cash derivative fair value gain	(112,229)	(92,286)

Adjusted EBITDAX	19,282	130,853
Change in operating assets and liabilities	2,195	7,815
Other non-cash expenses	33	493
Cash interest	(1,617)	(6,536)
Cash exploration expense	(57)	(118)
Current income taxes	(64)	(266)
Purchased options	(3,059)	(16,467)

Net cash provided by operating activities	$16,713	$115,774

     “Adjusted EBITDAX” is used as a supplemental financial measure by ENP’s management and by external users of ENP’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of ENP’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of ENP’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) ENP’s operating performance and return on capital as compared to those of other entities in the oil and natural gas industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. ENP’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all companies may not calculate “Adjusted EBITDAX” in the same manner.
     This press release also includes a discussion of “Distributable cash flow”, which is a non-GAAP financial measure. The following table provides a reconciliation of “distributable cash flow” to net income and net cash provided by operating activities, ENP’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months	Year
	Ended	Ended
	December 31,	December 31,
	2008	2008
Net income	$117,313	$172,517
Depletion, depreciation, and amortization	10,305	37,704
Non-cash unit-based compensation expense	1,704	5,232
Non-cash derivative fair value gain	(112,229)	(92,286)
Exploration	68	181
Development capital	(2,056)	(15,065)
Capital maintenance reserves	—	2,031

Distributable cash flow	15,105	110,314
Change in operating assets and liabilities	2,195	7,815
Other non-cash expenses	33	493
Defered tax provision	411	369
Cash exploration expense	(57)	(118)
Purchased options	(3,059)	(16,467)
Development capital	2,056	15,065
Non-cash interest	29	334
Capital maintenance reserves	—	(2,031)

Net cash provided by operating activities	$16,713	$115,774

     ENP believes that “distributable cash flow” is a useful measure of ENP’s financial and operating performance and its ability to continue to make quarterly distributions.
     “Distributable cash flow” should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. ENP’s definition of “distributable cash flow” may not be comparable to similarly titled measures of another entity because all entities may not calculate “distributable cash flow” in the same manner.

Encore Energy Partners LP
Non-GAAP Financial Measures (continued)
(in thousands, except per unit amounts)
(unaudited)
     This press release also includes a discussion of “Net income excluding certain items”, which is a non-GAAP financial measure. The following table provides a reconciliation of “net income excluding certain items” to net income, ENP’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
	Total	Per Diluted Unit	Total	Per Diluted Unit
Net income	$117,313	$3.50	$172,517	$5.21
Add:
Non-cash unit-based compensation expense	1,704	0.05	5,232	0.17
Non-cash derivative fair value gain excluding premium amortization	(114,503)	(3.44)	(101,222)	(3.14)

Net income excluding certain items	$4,514	$0.11	$76,527	$2.24

     ENP believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income excluding certain items” should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. ENP’s definition of “net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income excluding certain items” in the same manner.